UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 1, 2007

ITERIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-08762	95-2588496
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1515 South Manchester Avenue, Anaheim, California  92802

(Address of principal executive offices)        (Zip Code)

Registrant’s telephone number, including area code:  (714) 774-5000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01                                             Entry into a Material Definitive Agreement.

On March 1, 2007, Iteris, Inc. (the “Company” or “Iteris”) announced the departure of Jack Johnson, the Company’s Chief Executive Officer, and the promotion of Abbas Mohaddes, the Company’s Executive Vice President, as the Company’s next Chief Executive Officer.  In connection with his promotion, Mr. Mohaddes signed an offer letter with the Company on February 28, 2007, which provides for a base salary of $350,000 per year, a potential bonus of $150,000 for the fiscal year ending March 31, 2008 and an option to purchase 100,000 shares of the Company’s common stock (the “New Option”).  In addition, upon approval by the Company’s stockholders of a new stock option plan, Mr. Mohaddes will be entitled to an option to purchase an additional 200,000 shares of the Company’s common stock.  Under the terms of the offer letter, in the event that his employment with the Company is terminated for any reason other than cause (as defined in the offer letter) within three years of his promotion to Chief Executive Officer, Mr. Mohaddes will also be entitled to receive one year’s severance, based on his then current base salary, as well as 50% of his then current on-target bonus amount.  In the event of his death or disability, Mr. Mohaddes or his estate will be entitled to one year’s acceleration on the vesting of the New Option.

In connection with the management change, the Company also entered into a Separation Agreement and Release of Claims dated March 1, 2007 with Jack Johnson.  Under the terms of the agreement, the Company agreed to pay Mr. Johnson one year’s compensation, based on his current salary, payable in accordance with the Company’s regular payroll practices, together with certain healthcare benefits through March 31, 2008.

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As indicated above, on March 1, 2007, the Company accepted the resignation of Jack Johnson, the Company’s Chief Executive Officer and President and a member of the Company’s Board of Directors.  Mr. Johnson resigned from all officer and director positions with the Company effective as of March 1, 2007, but will remain employed by the Company until March 31, 2007 to assist with the transition in management.

The Company appointed Abbas Mohaddes as the Company’s new Chief Executive Officer, effective immediately as of Mr. Johnson’s resignation.  Mr. Mohaddes has been affiliated with the Company since 1998.  Prior to his promotion, Mr. Mohaddes was the Company’s Executive Vice President and General Manager from October 2004.  He has also served as a member of the Company’s Board of Directors since September 2005 and as an Assistant Secretary since May 2004.  From March 2004 to October 2004, Mr. Mohaddes was the Executive Vice President of the Company’s former Iteris, Inc. subsidiary (the “Iteris Subsidiary”), which was merged with and into the Company in October 2004.  He also served as the Secretary of the Iteris Subsidiary from September 2001 to October 2004, as its Senior Vice President and Director of Transportation Systems from May 2000 to March 2004 and as its Vice President and Deputy Director of Transportation from October 1998 to May 2000.

Mr. Mohaddes was also President and Chief Executive Officer of Meyer, Mohaddes Associates, Inc., the Company’s former subsidiary which he co-founded in 1991 prior to its acquisition by the Iteris Subsidiary in October 1998.

As more fully described above, in connection with Mr. Abbas’ appointment as the Company’s new Chief Executive Officer, the Company entered into an offer letter with Mr. Mohaddes, which provides for a base salary of  $350,000 per year, a potential bonus of $150,000 for the fiscal year ending March 31, 2008, option grants for up to 300,000 shares of the Company’s common stock, and certain severance benefits.

Since April 1, 2005, there has been no transaction or any currently proposed transaction in which the Company was or is to be a participant and the amount involved exceeds $120,000 and in which Mr. Mohaddes had or will have a direct or indirect material interest, other than as described above or as described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 19, 2006, relating to the Joint Development Agreement with, and Mr. Mohaddes’ interest in, Crain & Associates, which description is incorporated herein by reference. As provided in the new offer letter by and between Iteris and Mr. Mohaddes, Iteris may terminate Mr. Mohaddes for cause in the event Mr. Mohaddes’ fails to enter into a binding contract with an independent third party or with Iteris, within 90 days of his promotion, to dispose of his interest in Crain & Associates.

Item 9.01               Financial Statement and Exhibits.

(d)           Exhibits

10.1	Offer letter effective February 28, 2007 by and between Iteris, Inc. and Abbas Mohaddes

10.2	Separation Agreement and Release of Claims dated March 1, 2007 by and between Iteris, Inc. and Jack Johnson

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  March 6, 2007

ITERIS, INC.,
a Delaware corporation

By:	/S/ JAMES S. MIELE
James S. Miele
Chief Financial Officer